Exhibit 10.51

Warner Chilcott plc

P&G Pharmaceuticals Business

Transaction and Integration Incentive Program

Warner Chilcott plc, an Irish Company (the “Company”), in order to reward certain individuals involved in the Company’s acquisition and integration of the Proctor & Gamble global pharmaceuticals business and encourage the continued efforts of these and other critical individuals toward the integration of this business with the existing business of the Company, has adopted this P&G Pharmaceuticals Business Transaction and Integration Incentive Program (the “Program”) on the terms and conditions stated herein.

Eligible Participants:	The initial participants in the Program (“Initial Participants”) shall be the Chief Executive Officer (“CEO”) and such other employees of the Company and its affiliates selected by the Company’s Compensation Committee (“Committee”), based on the recommendations of the CEO.

Additional employees of the Company and its affiliated entities (including employees of the entities associated with the acquired P&G’s pharmaceuticals business) may be selected for participation in the Program (“Additional Participants”), with the selection of the employees and the amount, timing, form and conditions of their incentives under the Program to be determined by the Committee, based on the recommendations of the CEO. The Initial Participants and Additional Participants shall be referred to collectively as the “Participants”.

Transaction Closing Bonuses:	Within 30 days after the first closing with respect to the acquisition of P&G’s global pharmaceuticals business (which is expected to occur on October 30, 2009), each Initial Participant will receive the one-time cash award designated as the Transaction Bonus for such Initial Participant by the Committee, provided that such Initial Participant has not terminated employment with the Company and its affiliates as of the payment date.

An Additional Participant may receive a transaction bonus, the amount, form and terms of which shall be determined by the Committee, based on the recommendations of the CEO.

Integration Success Incentive:	Each Initial Participant and each Additional Participant may be deemed eligible to receive an integration incentive, the amount, form and terms of which shall be determined by the Committee, based on the recommendations of the CEO (the “Integration Incentives”). The actual reward received by a Participant under the Participant’s Integration Incentive will be contingent on the achievement of the individual integration goals set for the Participant by the Committee as well as the Company’s achievement of global integration goals established by the Committee, including, but not limited to, the goals set forth on Schedule A. The period for the achievement of these goals is subject to the discretion of the Committee and any period for achievement established by the Committee may be shortened or extended by the Committee at any time without the consent of any Participant. The goals and the period for achievement of the goals with respect to each Participant will be established by the Committee in consultation with the CEO.

The Integration Incentive of each Participant may be provided in the form of cash and/or a Company equity award (e.g., stock options, restricted shares or restricted stock units), as determined by the Committee. The level of achievement of the applicable integration goals and the amount, form and terms of each Participant’s Integration Incentive, if any, will be determined by the Committee, based on the recommendations of the CEO, after the end of the measurement period applicable to the Participant. If any portion of a Participant’s Integration Incentive is provided in the form of a Company equity award, the value, number of shares covered, vesting and other terms of the of such award shall be determined by the Committee, based on the recommendations of the CEO. The actual amount of the Integration Incentive provided to a Participant will depend upon the achievement of the applicable individual goals and the global integration goals, as determined by the Committee and, accordingly, a Participant may receive none or a portion of the Integration Incentive designated for the Participant. A Participant will receive any Integration Incentive to which the Participant is deemed to be entitled after the Compensation Committee has made its determinations, provided that the Participant has not terminated employment as of the payment or equity grant date, as applicable. Any Participant whose employment with the Company and its affiliates has terminated for any reason prior to the date of payment or grant of the Participant’s Integration Incentive shall not be entitled to any portion of the Integration Incentive.

Committee Authority:	The Committee shall have the authority to: (1) interpret the Program, (2) make rules for the administration of the Program, (3) make all determinations necessary or appropriate under the Program, (4) amend the Program at any time, as it deems appropriate and (5) resolve all issues, questions and disputes under the Program, in each case in the Committee’s sole discretion. The entitlement of each Participant to incentives under the Program shall be subject to any such interpretations, rules, determinations, amendments and resolutions of the Committee, which shall be final and binding on all parties.

The Committee may delegate to any one or more of its members its authority to grant incentives to Additional Participants under the Program, based on the recommendations of the CEO; provided, however, that the full Committee shall determine the final Integration Incentive earned by each Participant as of June 30, 2010, including the amount, form and terms of each Participant’s final Integration Incentive, if any.

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